Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-192138) of Millennial Media, Inc., Form S-8 (File No. 333-195788) pertaining to the 2012 Equity Incentive Plan of Millennial Media, Inc., Form S-8 (File No. 333-192139) pertaining to the Amended and Restated Jumptap, Inc. 2005 Stock Option and Grant Plan of Millennial Media, Inc., and Form S-8 (File No. 333-180540) pertaining to the 2006 Equity Incentive Plan, as amended, and the 2012 Equity Incentive Plan of Millennial Media, Inc. of our report dated September 22, 2014 relating to the financial statements of Nexage, Inc., which appears in Amendment No. 1 to the Current Report on Form 8-K of Millennial Media, Inc. dated December 2, 2014.

/s/ PricewaterhouseCoopers LLP

Boston, MA

December 15, 2014